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                                                                      Year Ended
Form 10-K                   THORN APPLE VALLEY, INC.                May 29, 1998

                                                                    EXHIBIT (23)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement of Thorn Apple Valley, Inc. and Subsidiaries on Form S-8 of our report dated July 24, 1998, except for the subsequent events information presented in notes 4, 9, and 15 for which the date is September 10, 1998 on our audits of the consolidated financial statements and the financial statement schedule of Thorn Apple Valley, Inc. and Subsidiaries as of May 29, 1998 and May 30, 1997 and for each of the three years in the period ended May 29, 1998 which report is included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Detroit, Michigan
September 10, 1998